As filed with the Securities and Exchange Commission on July 21, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LAZARD LTD

(Exact name of registrant as specified in its charter)

Bermuda	98-0437848
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(441) 295-1422

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lazard Ltd 2005 Equity Incentive Plan

(Full titles of the plans)

Scott D. Hoffman, Esq.

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

(212) 632-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam D. Chinn, Esq.

Craig M. Wasserman, Esq.

Gavin D. Solotar, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Class A common stock, par value $0.01 per share	$25,000,000	$23.89	$597,125,000	$70,281.61

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall include (i) such additional shares of common stock as may be required pursuant to the anti-dilution provisions of the Lazard Ltd 2005 Equity Incentive Plan (the “Plan”) and (ii) an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Estimated pursuant to Rule 457(h) and 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on the New York Stock Exchange on July 18, 2005.

PART I

All information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Lazard Ltd, a Bermuda exempted company (the “Company”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

(1)	The Company’s prospectus filed with the Commission on May 6, 2005 pursuant to Rule 424(b) promulgated under the Securities Act, in which there is set forth the audited financial statements for the Company’s fiscal year ended December 31, 2004 (the “Prospectus”).

(2)	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Prospectus.

(3)	The description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form S-1 (File No. 333-121407), filed with the Commission on December 17, 2004, as amended, which description is incorporated by reference into the Form 8-A filed with the Commission on May 2, 2005, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this registration statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Our bye-laws provide for indemnification of our officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of us, provided that such indemnification shall not extend to any matter which would render it void pursuant to the Bermuda Companies Act 1981 (the “Companies Act”).

The Companies Act provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default or breach of trust of which they may be guilty in relation to the company in question. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director or officer, indemnifying a director or officer against any liability which would attach to him or her in respect of his or her fraud or dishonesty will be void.

Our directors and officers are covered by directors’ and officers’ insurance policies maintained by us.

Subject to limitations imposed by Bermuda law, we may enter into agreements that provide indemnification to our directors, officers and all other persons requested or authorized by our board of directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Certificate of Incorporation and Memorandum of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-121407) filed on March 21, 2005).

4.2	Certificate of Incorporation in Change of Name of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-121407) filed on March 21, 2005).

4.3	Amended and Restated Bye-laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on (File No. 001-32492) on Form 10-Q filed on June 16, 2005).

4.4	Form of Specimen Certificate for Class A common stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-121407) filed on April 11, 2005).

5.1	Opinion of Conyers Dill & Pearman, Bermuda, regarding legality.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this registration statement).

99.1	Lazard Ltd 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1/A (File No. 333-121407) filed on May 2, 2005).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of July, 2005.

LAZARD LTD

By:	/s/ Scott D. Hoffman
	Name:	Scott D. Hoffman
	Title:	General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints, Bruce J. Wasserstein and Scott D. Hoffman, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable the Company to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this registration statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission and any applicable securities exchange or securities regulatory body, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, including without limitation state securities laws, and to file the same, together with other documents in connection therewith with the appropriate authorities, including without limitation state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Bruce Wasserstein Bruce Wasserstein	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	July 21, 2005

/s/ Michael J. Castellano Michael J. Castellano	Managing Director and Chief Financial Officer (principal financial and accounting officer)	July 21, 2005

/s/ Robert Charles Clark Robert Charles Clark	Director	July 21, 2005

/s/ Steven J. Heyer Steven J. Heyer	Director	July 21, 2005

/s/ Ellis Jones Ellis Jones	Director	July 21, 2005

/s/ Vernon E. Jordan, Jr. Vernon E. Jordan, Jr.	Senior Managing Director and Director	July 21, 2005

/s/ Anthony Orsatelli Anthony Orsatelli	Director	July 21, 2005

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the undersigned as the duly authorized representative of Lazard Ltd in the United States.

/s/ Scott D. Hoffman
Scott D. Hoffman

Date: July 21, 2005

INDEX TO EXHIBITS

4.1	Certificate of Incorporation and Memorandum of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-121407) filed on March 21, 2005).

4.2	Certificate of Incorporation in Change of Name of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-121407) filed on March 21, 2005).

4.3	Amended and Restated Bye-laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report (File No. 001-32-32492) on Form 10-Q filed on June 16, 2005).

4.4	Form of Specimen Certificate for Class A common stock (incorporated by reference to Exhibit 4.1 the Company’s Registration Statement on Form S-1/A (File No. 333-121407) filed on April 11, 2005).

5.1	Opinion of Conyers Dill & Pearman, Bermuda, regarding legality.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this registration statement).

99.1	Lazard Ltd 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1/A (File No. 333-121407) filed on May 2, 2005).